Exhibit 10.66

FIFTH AMENDMENT TO OFFICE LEASE
This Fifth Amendment to Office Lease ("Fifth Amendment"), effective November 11, 2019, is made by and between Mountain Bluebird Investments, LLC, a Nevada limited liability company, whose principal place of business for the purpose of this Fifth Amendment is 936 Southwood Blvd., Incline Village, Nevada 89451 ("Landlord"), and PDL BioPharma, Inc., a Delaware corporation, whose principal place of business is 932 Southwood Blvd., Suite 101, Incline Village, Nevada 89451 ("Tenant").
RECITALS
Whereas, Landlord and Tenant entered into that certain Office Lease dated March 28, 2012, as first amended May 27, 2014, second amended May 19, 2015, third amended April 24, 2017, and fourth amended December 1, 2017 (the "Lease"). The Premises of the Lease consist of approximately 5,916 square feet of rentable area in those certain buildings located at 932 Southwood Boulevard and 936 Southwood Boulevard, Incline Village, Nevada. The capitalized terms used herein but not otherwise defined shall have the meanings set forth within the Lease.
Whereas, Landlord and Tenant desire to extend the term of the Lease.
Now, Therefore, in consideration of the foregoing, the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:
Article 1. The term of the Lease shall be extended by two (2) years, commencing June 1, 2020 and terminating May 31, 2022 (the “Extension Term”).
Article 2. The monthly rent for the Premises during the Extension Term shall be as follows:

6/1/2020 - 5/31/2021 $17,451.93
6/1/2021 - 5/31/2022 $17,975.49

Article 3. Upon expiration of the Extension Term, Tenant shall have the right, at its option, to extend the Term for one (1) additional period of two (2) years. Tenant’s right to this option is subject to the following conditions: (i) the Lease shall be in full force and effect at the time Tenant exercises this option; (ii) no uncured defaults shall exist at the time notice is given or during the period from exercise of the extension through and including the last day of the Extension Term (unless Tenant is diligently prosecuting the cure of such default); and (iii) Tenant shall exercise its option to extend the Term by giving Landlord written notice thereof not less than three (3) months prior to the expiration of the Extension Term. Monthly rent during this optional extension period shall be increased by three percent (3%) annually, beginning on the commencement date of the optional extension, which would be June 1, 2022.

Article 4. The Lease, except as amended by this Fifth Amendment, continues in full force and effect and embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. The Lease may be further amended or supplemented only by an instrument in writing executed by Landlord and Tenant. This Fifth Amendment and the Lease, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Article 5. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one instrument. To facilitate execution of this Fifth Amendment, the parties may execute and exchange by facsimile or email counterparts of the executed signature pages.
Article 6. This Fifth Amendment shall be construed and interpreted in accordance with the laws of the State of Nevada. The provisions of this Fifth Amendment shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party.
IN WITNESS HEREOF, the parties have caused this Fifth Amendment to be executed on the date set forth above pursuant to proper authority duly granted.

LANDLORD	TENANT
Mountain Bluebird Investments, LLC A Nevada limited liability company By: /s/ James DeMartini Name: James DeMartini Its: Manager	PDL BioPharma, Inc. A Delaware corporation By: /s/ Dominique Monnet Name: Dominique Monnet Its: President and CEO